STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 12:30 PM 22/13/2001
                                                          010640532 - 3468406

                          CERTIFICATE OF INCORPORATION

                                       OF

                      NOVINT TECHNOLOGIES (DELAWARE), INC,

                                   ARTICLE ONE

      The name of the Corporation is NOVINT TECHNOLOGIES (DELAWARE), INC.

                                   ARTICLE TWO

      The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

      The total number of shares of all classes of stock which the Corporation shall have authority to issue is 50,004,000 of which 50,000,000 shares, $.01 par value, shall be of a class designated "Common Stock" (the "Common Stock"), and 4,000 shares, $.01 per value, shall be of a class designated "Series A Preferred Stock" (the "Preferred Stock"). The rights, preferences, privileges, and restrictions granted to and imposed upon the Preferred Stock and Common Stock are set forth below in this Article Four. Except as otherwise provided in this Article Four, the Common Stock and Preferred Stock shall have the same rights and privileges and will rank equally, share ratably, and be identical in all respects as to all matters.

1.0 DEFINITIONS. Unless the context otherwise requires, terms in upper case shall have, for all purposes of this Article Four, the meanings herein specified.

1.1 COMMON STOCK shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the ISSUE DATES which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

1.2 INITIAL FINANCING shall mean consideration including at least $1,000,000 cash to NOVINT not subject to repayment, in exchange for stock in NOVINT.

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1.3   INITIAL PUBLIC OFFERING shall mean (a) an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of COMMON STOCK for the account of the Corporation in which the aggregate gross proceeds received by the Corporation equals or exceeds $1,000,000, or (b) any other transaction by which stock of the corporation become publicly traded, including without limitation a reverse merger.

1.4 INITIAL SALE shall mean the sale of the Company to an independent third party (whether by merger, statutory share exchange, consolidation, recapitalization, sale of all or substantially all of its assets or sale of all or not less than 85% of the equity and voting interests in the Company).

1.5 Issue DATE shall mean the date that shares of PREFERRED STOCK are first issued by the Corporation.

1.6 JUNIOR STOCK shall mean, for purposes of paragraphs below, the Common Stock and any other class or series of stock of the Corporation issued after the ISSUE DATE not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the PREFERRED STOCK shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

1.7 PARITY STOCK shall mean, for purposes of paragraphs below, any other class or series of stock of the Corporation issued after the ISSUE DATE entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the PREFERRED STOCK.

1.8 REDEMPTION PRICE shall mean the price to be paid upon redemption of the PREFERRED STOCK, as determined in accordance with subparagraph 4.1 below.

1.9 SENIOR STOCK shall mean, for purposes of paragraphs below, any class or series of stock of the Corporation issued after the ISSUE DATE ranking senior to the PREFERRED STOCK in respect of the right to receive dividends, and, for purposes of paragraphs below, any class or series of stock of the Corporation issued after the ISSUE DATE ranking senior to the PREFERRED STOCK in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

1.10 SUBSCRIPTION PRICE shall mean $100,000, when expressed as an aggregate amount, or shall mean $0.25 per share, when expressed on a per share basis.

1.11 SUBSIDIARY shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination in being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

2. PARTICIPATION. In all respects regarding dividends or distributions of any kind to holders of COMMON STOCK, holders of PREFERRED STOCK shall have the rights, privileges, and share in all respects as if such holders had converted the PREFERRED STOCK to the number of shares of COMMON STOCK corresponding to the conversion provisions below. Apart from determining the number of shares according to the

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      conversion provisions, PREFERRED STOCK shall have no other preference in regards to dividends as compared with COMMON STOCK.

3. DISTRIBUTION UPON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any SENIOR STOCK, but before any distribution or payment shall be made to the holders of JUNIOR STOCK, the holders of the PREFERRED STOCK shall be entitled to be paid the SUBSCRIPTION PRICE of all outstanding shares of PREFERRED STOCK as of the date of such liquidation or dissolution or such other winding up, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the PREFERRED STOCK, and if payment shall have been made in full to the holders of any SENIOR STOCK and PARITY STOCK of all amounts to which such holders shall be entitled, the holders of the PREFERRED STOCK shall be entitled to share ratably, treated as if such PREFERRED STOCK had been converted to COMMON STOCK according to the conversion provisions, with the holders of COMMON STOCK with respect to the remaining assets and funds of the Corporation. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the PREFERRED STOCK and of any PARITY STOCK shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any SENIOR STOCK of the full amounts to which they may be entitled shall be distributed among the holders of the PREFERRED STOCK and of any PARITY STOCK ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph.

4.    REPURCHASE BY THE CORPORATION.

4.1 If there is no INITIAL PUBLIC OFFERING or INITIAL SALE within 10 years from the ISSUE DATE, then the Corporation shall repurchase the number of shares of PREFERRED STOCK as the holders thereof may from time to time request, but in any 12 month period not more than 10% of the largest number of shares of PREFERRED STOCK that have ever been outstanding, at an amount per share equal to the REDEMPTION PRICE, where the REDEMPTION PRICE is the greater of (a) the SUBSCRIPTION PRICE, and (b) that portion of the fair market value of the Corporation, as determined in good faith by the Board of Directors, corresponding to the number of shares of COMMON STOCK to which the shares of PREFERRED STOCK to be redeemed would convert according to the conversion provisions. Upon written notice from a holder of PREFERRED STOCK, NOVINT shall have 30 days to place in escrow funds sufficient to redeem the indicated number of shares at the REDEMPTION PRICE. The holder of PREFERRED STOCK shall be entitled to receive such funds from escrow upon delivery of certificates representing such shares as are to be repurchased or delivery of written relinquishment of the rights and privileges associated with such shares as are to be repurchased.

5.    VOTING RIGHTS.

5.1. The holders of the issued and outstanding shares of PREFERRED STOCK shall have no voting rights except as set forth herein and as required by law.

5.2. Without the consent of the holders of at least a majority of the shares of PREFERRED STOCK then outstanding, given in writing or by vote at a meeting of stockholders called for such purpose, such consent to be deemed given if not expressly withheld within 14 days of receipt of written request therefor, the Corporation will not

        5.2.1.  increase the authorized amount of PREFERRED STOCK;

        5.2.2. issue any PARITY STOCK or SENIOR STOCK or increase the authorized amount of any such other class, except in exchange for consideration to the Corporation not substantially less than the fair market value of such PARITY STOCK or SENIOR STOCK, as determined in good faith by the Board of Directors;

        5.2.3. amend, alter or repeal any provision of the Certificate of Incorporation so as to adversely affect the rights, preferences or privileges of the PREFERRED STOCK in a substantial way,

6. CAPITAL. On any redemption of PREFERRED STOCK, the Corporation's capital shall be reduced by an amount equal to the SUBSCRIPTION PRICE multiplied by the number of shares of PREFERRED STOCK redeemed on such date. The provisions of this paragraph 6 shall apply to all certificates representing PREFERRED STOCK whether or not all such certificates have been surrendered to the Corporation.

7. COVENANTS. In addition to any other rights provided by law, so long as any PREFERRED STOCK is outstanding, the corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred Stock, such consent to be deemed given if not expressly withheld within 14 days of receipt of written request therefor, will not:

        7.1 amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would alter substantially adversely or change substantially the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any PREFERRED STOCK, or increase or decrease the number of shares of PREFERRED STOCK authorized hereby;

        7.2 reclassify any class or series of any JUNIOR STOCK into PARITY STOCK or SENIOR STOCK or reclassify any series of PARITY STOCK into SENIOR STOCK;

        7.3     materially change the principal business of the Corporation; or

8. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the shares of PREFERRED STOCK shall not have any rights or preferences, other than those specifically set forth herein (as such Article III may be amended from time to time). The shares of PREFERRED STOCK shall have no preemptive or subscription rights.

9. CONVERSION PROVISIONS. The PREFERRED STOCK shall be convertible into COMMON Stock as set forth herein. The Conversion Provisions are intended to protect the economic value of the PREFERRED STOCK and not to limit the Corporation's actions.

9.1 Optional Conversion. Subject to and upon compliance with the conversion provisions, the holder of any shares of PREFERRED STOCK shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of PREFERRED STOCK into fully paid and nonassessable shares of COMMON STOCK at the CONVERSION PRICE (as hereinafter defined) in effect on the CONVERSION DATE (as hereinafter defined) upon the terms hereinafter set forth.

9.2 Automatic Conversion. Each outstanding share of PREFERRED STOCK shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonessessable shares of COMMON STOCK at the CONVERSION PRICE then in effect upon the closing of an INITIAL PUBLIC OFFERING or an INITIAL SALE.

9.3 Conversion Price. Each share of PREFERRED STOCK shall be converted into a number of shares of COMMON STOCK determined by dividing (i) the SUBSCRIPTION PRICE by (ii) the CONVERSION PRICE in effect on the CONVERSION DATE. On conversion to COMMON STOCK, the PREFERRED STOCK to be converted shall be converted in aggregate, then the number of shares of COMMON STOCK rounded up to the next whole number of shares. The CONVERSION PRICE at which shares of COMMON STOCK shall initially be issuable upon conversion of the shares of PREFERRED STOCK shall be equal to the SUBSCRIPTION PRICE. The CONVERSION PRICE shall be subject to adjustment as set forth below.

9.4 Mechanics of Conversion. The holder of any shares of PREFERRED STOCK may exercise the optional conversion right specified herein by surrendering to the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Upon automatic conversion, the outstanding shares of PREFERRED STOCK shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of COMMON STOCK issuable upon such conversion unless certificates evidencing the shares of PREFERRED STOCK am either delivered to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event triggering automatic conversion, as the case may be, and such date is referred to herein as the "CONVERSION DATE." As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of PREFERRED STOCK to the Corporation or any transfer agent of the Corporation in the case of optional conversions) the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of COMMON STOCK to which such holder is entitled. The person in whose name the certificate or certificates for COMMON STOCK are to be issued shall be deemed to have become a holder of record of such COMMON STOCK on the applicable CONVERSION DATE. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of PREFERRED STOCK surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of PREFERRED STOCK representing the unconverted portion of the certificate so surrendered.

9.5 Conversion Price Adjustment: Automatic Conversion before Initial Financing. If automatic conversion is triggered before closing of INITIAL FINANCING, the CONVERSION PRICE shall be adjusted to that price that will result In the total shares of the PREFERRED STOCK to be convertible to shares of common stock representing 5% of the total shares of all classes of stock issued and outstanding, including but not limited to issued shares and outstanding warrants and options for shares.

9.6 Conversion Price Adjustment: Initial Financing before Automatic Conversion. Upon closing of INITIAL FINANCING before automatic conversion is triggered, the CONVERSION PRICE shall be adjusted to that price that will result in the total shares of the PREFERRED STOCK to be convertible to shares of common stock representing 5% of the total shares of all classes of issued and outstanding stock, including but not limited to issued shares and outstanding warrants and options for shares. The Conversion Price shall be further adjusted from time to time as set forth below.

        9.6.1 Common Stock Issued at Less Than the Conversion Price. If the Corporation shall issue any COMMON STOCK other than EXCLUDED STOCK (as hereinafter defined) without consideration or for a consideration per share less than the CONVERSION PRICE in effect immediately prior to such issuance, the CONVERSION PRICE in effect immediately prior to each such issuance shall immediately (except as provided below) be reduced to the price determined by dividing (1) an amount equal to the sum of (A) the number of shares of COMMON STOCK outstanding immediately prior to such issuance multiplied by the CONVERSION PRICE in effect immediately prior to such issuance and (B) the consideration, if any, received by the Corporation upon such issuance, by (2) the total number of shares of COMMON STOCK outstanding immediately after such issuance. In the case of the issuance of COMMON STOCK for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such COMMON STOCK before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of COMMON STOCK (otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors, irrespective of any accounting treatment.

        9.6.2 Options and Convertible Securities. In the case of the issuance of (i) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (ii) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

                9.6.2.1 the aggregate maximum number of shares of COMMON STOCK deliverable upon exercise of such options, warrants or other rights to purchase or acquire COMMON STOCK shall be deemed to have been issued at the time such options, warrants or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subclauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the COMMON STOCK covered thereby;

                9.6.2.2 the aggregate maximum number of shares of COMMON STOCK deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for say such securities and relaxed options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (A) and (B) above), if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;

                9.6.2.3 on any change in the number of shares of COMMON STOCK deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

                9.6.2.4 on the expiration or cancellation of any such options, warrants or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of COMMON' STOCK actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and

                9.6.2.5 if the Conversion Price shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof;

                9.6.2.6 provided, however, that no increase in the Conversion
                        Price shall be made pursuant to 9.6.2.1 or 9.6.2.2.

        9.6.3 EXCLUDED STOCK shall mean (A) shares of Common Stock issued or reserved for issuance by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock or PREFERRED STOCK, or upon conversion of shares of PREFERRED STOCK and (B) up to 2,000,000 shares of Common Stock to be issued to key employees, consultants and advisors of the Corporation together with any such shares that are repurchased by the Corporation and reissued to any such employee, consultant or advisor. All shares of EXCLUDED STOCK which the Corporation has reserved for issuance shall be deemed to be outstanding for all purposes of computations of CONVERSION PRICE adjustments.

        9.6.4 Stock Dividends, Subdivisions, Reclassifications or Combinations. If the Corporation shall (i) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (ii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the CONVERSION PRICE in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of PREFERRED STOCK surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such PREFERRED STOCK been converted immediately prior to such date. Successive adjustments in the CONVERSION PRICE shall be made whenever any event specified above shall occur.

9.7 Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of PREFERRED STOCK converted after such record date and before the occurrence of such event the additional shares of COMMON STOCK issuable upon such conversion by reason of the adjustment required by such event over and above the shares of COMMON STOCK issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of COMMON STOCK pursuant to subparagraph (e) of this paragraph 5; provided that the Corporation upon request shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

9.8 Statement Regarding Adjustments. Whenever the CONVERSION PRICE shall be adjusted, the Corporation shall forthwith file, at the office of any transfer agent for the PREFERRED STOCK and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the CONVERSION PRICE that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of PREFERRED STOCK at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable.

9.9 Treasury Stock. For the purposes of this paragraph 5, the sale or other disposition of any Common Stock theretofore hold in the Corporation's treasury shall be deemed to be an issuance thereof.

9.10 Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of PREFERRED STOCK; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of PREFERRED STOCK in respect of which such shares are being issued.

9.11 Reservation of Shares. The Corporation shall reserve at all times so long as any shares of PREFERRED Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of PREFERRED STOCK, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of PREFERRED STOCK.

9.12 Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of PREFERRED STOCK require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of PREFERRED STOCK are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

9.13 Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of PREFERRED STOCK will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the CONVERSION PRICE to be less than the par value, if any, of the Common Stock).

10. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

11. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the PREFERRED STOCK set forth in this Article Four (as such Article Four may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Article Four (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

12. STATUS OF REACQUIRED SHARES. Shares of PREFERRED STOCK which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of New Mexico) have the status of authorized and unissued shares of PREFERRED STOCK issuable in series undesignated as to series and may be redesignated and reissued.

                                  ARTICLE FIVE

      The Board of Directors is authorized to make, alter or repeal the by-laws of the Corporation. Election of directors need not be by written ballot

                                   ARTICLE SIX

      The name and mailing address of the incorporator is Thomas G. Anderson, 8400 Menaul NE, Suite A-210, Albuquerque, New Mexico 87112.

                                  ARTICLE SEVEN

      The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is Thomas G. Anderson, 8400 Menaul NE, Suite A-210, Albuquerque, New Mexico 87112.

                                  ARTICLE EIGHT

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174b of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

                                  ARTICLE NINE

      The Corporation shall indemnify its officers, directors, employees, and agents to extent permitted by the General Corporation Law of Delaware.


                       END OF CERTIFICATE OF INCORPORATION

                 SIGNATURE PAGE TO CERTIFICATE OF INCORPORATION

      I, THE UNDERSIGNED, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 30th day of June 2001.



                                                       /s/ Thomas G. Anderson
                                                       ----------------------
                                                       THOMAS G. ANDERSON,
                                                       Incorporator